SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) January 13, 1998
                   Vanguard Airlines, Inc.
    (Exact name of registrant as specified in its charter)
Delaware                        0-27034                   48-1149290
(State or other                (Commission          (I.R.S. Employer
jurisdiction of                 File Number)         Identification No.)
incorporation)


30 N.W. Rome Circle, Mezzanine Level, Kansas City
International Airport, Kansas City, Missouri 64153
(Address of principal executive offices including zip code)



Registrant's telephone number, including area code (913) 789-1713




Page 1 of 4
                                                Exhibit at Page 4

 Item 5.   Other Events.


On January 13, 1998, Edmund H. Shea, Jr. resigned from his position as a board member of Vanguard Airlines, Inc. (the "Company"). The Board of Directors will consider whether to fill the vacancy on the Board created by Mr. Shea's resignation.

The Company issued a press release on January 14, 1998, announcing the resignation of Edmund H. Shea, Jr. as a board member, a copy of which is attached hereto as Exhibit A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Kansas City, State of Missouri, on January 14, 1998.


                                   VANGUARD AIRLINES, INC.




                           /s/ Robert J. Spane
                           Robert J. Spane
                           Chairman of the Board, President and Chief
                           Executive Officer

For Immediate Release

Contact:  Lynne McAdoo
(913) 789-1364

            EDMUND H. SHEA, JR. RESIGNS FROM VANGUARD
                   AIRLINES' BOARD OF DIRECTORS

Kansas City, MO---January 14, 1998---Vanguard Airlines, Inc.
(the "Company")(OTC: VNGD)announced today that board member Edmund H. Shea, Jr. resigned as of January 13, 1998 from the Board of Directors. Mr. Shea intends to focus his energies on other business obligations. The Board will consider whether to fill the vacancy on the Board.

Robert J. Spane, Chairman, Chief Executive Officer and President of Vanguard Airlines, said, "Edmund Shea has been a strong supporter of Vanguard, both as an active member of the Board of Directors and as
a significant stockholder.   We certainly appreciate his years of
service to the Company."

Mr. Shea, who recently increased his stake in Vanguard Airlines through the purchase of additional shares of common stock in Vanguard's rights offering, said, "I have enjoyed serving on the Vanguard Board of Directors for the past 3 1/2 years and will continue to take great interest in Vanguard and its future."

Vanguard Airlines, which began service in December 1994 and is headquartered in Kansas City, Missouri, is a low-fare, passenger airline providing convenient, scheduled jet service to the following eight cities: Atlanta, Chicago-Midway, Dallas/Ft. Worth, Denver, Kansas City, Minneapolis/St. Paul, New York-JFK and Pittsburgh.
The Company currently employs approximately 500 people and operates a fleet of nine Boeing 737-200's. Vanguard Airlines has also signed a letter of intent to lease its tenth Boeing 737-200 jet aircraft, which the Company anticipates delivery of in February 1998.